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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF DESIGNATION

                                    OF THE

                           SERIES A PREFERRED STOCK

                                  OFAROC INC.

 Pursuant to Section 151 of theGeneral Corporation Law of the State of Delaware


        AROC Inc. (the "Company"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify that pursuant to the authority contained in Article V of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law, its Board of Directors has adopted the following resolution creating a series of its preferred stock, par value $.001 per share, designated as Series A Preferred Stock.

        RESOLVED, that a series of the class of authorized preferred stock entitled "Series A Preferred Stock", par value $.001 per share, of the Company be hereby created, to consist of 2,200,000 shares and that the designations, preferences, limitations, and relative, participating and optional rights of such Series A Preferred Stock be as follows:

         1.     Dividend Provisions.
         --     -------------------

        (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the capital stock of the Company, at the rate of $5.00 per share per annum for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and (as determined on a per annum basis and on an as converted basis for the Series A Preferred Stock), an amount equal to that paid on any other outstanding shares of the Company, payable when, as, and if declared by the Board of Directors.

        (b) The dividend described in Section 1(a) shall be fully cumulative and shall accrue from the date of issuance of each share of Series A Preferred Stock and shall be payable in cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Company is permitted by applicable law to pay any such dividends) on each May 1 and November 1 beginning November 1, 2000 to the holders of record of the Series A Preferred Stock on each corresponding April 15 and October 15. The amount of dividends which accrue shall be computed on the basis of a 365-day year and the actual number of days elapsed (including the first day, but not the last day) occurring in the period for which such amount is payable. Notwithstanding
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anything to the contrary set forth above, from the date of issuance of each share of Series A Preferred Stock until May 1, 2002, the Company may at its option pay such accrued but unpaid dividends by converting them into the number of fully paid and nonassessable shares of Series A Preferred Stock which results from dividing the fair market value of a share of Series A Preferred Stock, into the aggregate of all such accrued or unpaid dividends (whether declared or undeclared). Fair market value of a share of Series A Preferred Stock shall be determined in accordance with Section 2(c)(ii)(A)(1), (2) or (3), as applicable.


        2.      Liquidation Preference.
        --      ----------------------

        (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any other class of capital stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $50.00 for each outstanding share of Series A Preferred Stock plus (ii) declared or accrued but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a).

        (b)     Upon the completion of the distribution required by subsection
(a) of this Section 2, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock).


        (c)


                (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Series A Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of the Company by another entity by means of any transaction or series of related trans actions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; or (B) a sale or other disposition of all or substantially all of the assets of the Company.

                (ii) In any of such events, if the consideration received by the holders of the Series A Preferred Stock is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                        (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                                (1)     If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                                (2)     If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                (3)     If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the Series A Preferred Stock then outstanding.

                        (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the Series A Preferred Stock then outstanding.

                (iii) In the event the requirements of this Section 2 are not complied with, the Company shall forthwith either:

                        (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                        (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv) hereof.

                (iv) The Company shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the Series A Preferred Stock then outstanding.

        3.      Redemption.
        --      ----------

        (a) Upon the earlier of May 1, 2004 or the date that the lowest closing price for the Company's common stock on any securities exchange or through the Nasdaq National Market for the twenty (20) trading day period immediately preceding the date of notice of redemption is at least $0.1625 (as adjusted for any stock splits, stock dividends, recapitalizations or the like), the Company may redeem all or a portion of the Series A Preferred (in multiples of $1,000,000), by paying in cash therefor a sum equal to $50.00 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared or accrued but unpaid dividends on such share (the "Redemption Price"). Any redemption of Series A Preferred Stock effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in the same proportion that the number of shares of Series A Preferred Stock proposed to be redeemed by the Company bears to the total number of the then outstanding shares of Series A Preferred Stock.

        (b) Upon the first to occur of (i) an Event of Default, as defined in Section 5(b) below, or (ii) May 1, 2005, each holder of a share of Series A Preferred Stock shall be entitled to require that the Company redeem all of the Series A Preferred Stock held by such holder by paying in cash therefor a sum equal to the Redemption Price.

        (c) In the case of a redemption pursuant to Section 3(a), at least thirty (30) but no more than forty-five (45) days prior to each date on which the Series A Preferred Stock may be redeemed or, in the case of a redemption pursuant to Section 3(b), no more than two (2) business days after the event giving rise to such redemption, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed in the case of a redemption pursuant to Section 3(a) or eligible to be redeemed in the case of a redemption pursuant to Section 3(b), at the address last shown on the records of the Company for such holder, notifying such holder of the same, specifying the number of shares that may be subject to any such redemption, the date set for such redemption in the case of a redemption pursuant to Section 3(a) or the procedures to be followed by such holder in the case of a redemption pursuant to Section 3(b) , the Redemption Price for any such redemption, the place at which payment may be obtained and calling upon such holder to surrender to the Company in the case of a redemption pursuant to Section 3(a) or notifying such holder of the opportunity to require the Company to redeem such holder's Series A Preferred Stock in the case of a redemption pursuant to Section 3(b), in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). For purposes hereof, the term "Redemption Date" shall be deemed to refer to the date set by the Company for a redemption effected pursuant to Section 3(a) and the date specified by the holder for a redemption effected pursuant to Section 3(b). Except as provided in Section (3)(d), on or after each Redemption Date, each holder of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.


        (d) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption on such Redemption Date as holders of Series A Preferred Stock (except the right to receive the applicable Redemption Price without interest (except as otherwise provided below) upon surrender of their certificate or certificates) shall cease with respect to such redeemed shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A Preferred on a Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Series A Preferred Stock receives the same percentage of the applicable Series A Redemption Price, as the case may be. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Company has become obliged to redeem on any Redemption Date but that it has not redeemed. In any event, interest shall accrue at a rate of 10% per annum on the Redemption Price from the Redemption Date until the Redemption Price is paid in full to the holders of the shares of Series A Preferred Stock.

        4.      Conversion.  The holders of the Series A Preferred Stock shall
        --      ----------
have conversion rights as follows (the "Conversion Rights"):

        (a)     Right to Convert.  Each share of Series A Preferred Stock shall
        ---     ----------------
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Price per share of such Series A Preferred in effect at the time of conversion into the sum of (i) $50.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus (ii) all accrued and unpaid dividends (whether declared or undeclared) on the Series A Preferred Stock so converted. The initial "Conversion Price" per share for shares of Series A Preferred Stock shall be $0.13; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

        (b)     Automatic Conversion.  Each share of Series A Preferred shall
        ---     --------------------
automatically be converted into shares of Common Stock at the Conversion Price at that time in effect for such Series A Preferred Stock immediately, in the manner specified in Section 4(a) above, upon the effective date of the amendment of the Company's Certificate of Incorporation contemplated by Section 4(j) and the occurrence of either of (i) the Company's sale of its equity securities with an aggregate offering price of $5,000,000 and a per share price that is not less than an amount that in the good faith judgment of the Board of Directors of the Company is fair to the Company (which per share price may adjust the Conversion Price as provided in Section 4(d)), or (ii) the Company's sale of $17,000,000 or more of subordinated debt having substantially the following terms: a stated interest rate of 12% (with a two year payment in kind option), a stated maturity of seven years and accompanied by warrants having a nominal exercise price and market standard antidilution provisions which are exercisable into 5% of the post transaction fully diluted common equity of the Company; provided that if a conversion occurs pursuant to this Section 4(b) prior to May 1, 2003, the Company shall also pay to El Paso Capital Investments, L.L.C. or its registered transferees, an amount equal to the aggregate dividends that would have been payable to it or them under Section 1 if such conversion of the shares of its Series A Preferred Stock owned by El Paso Capital Investments, L.L.C. or its registered transferees had not occurred until May 1, 2003. Upon an automatic conversion as described in this Section 4(b), the Company shall within two (2) business days of such conversion provide written notice to the holders of the Series A Preferred Stock that such an automatic conversion has occurred.

        (c)     Mechanics of Conversion.  Before any holder of Series A
        ---     ------------------------
Preferred Stock shall be entitled to convert the same into shares of Common Stock as provided in Section 4(a) (or upon the mandatory conversion of such shares pursuant to Section 4(b)), he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same (if pursuant to Section 4(a)) and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted if pursuant to Section 4(a), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. An automatic conversion as provided in Section 4(b) shall be deemed to have been made immediately prior to the close of business on the date on which all conditions requiring such automatic conversion have been satisfied, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

        (d)     Conversion Price Adjustments of Preferred Stock for Certain
        ---     -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series
-------------------------------------------
A Preferred Stock shall be subject to adjustment from time to time as follows:

                (i)     (A)     If the Company shall issue after the date upon
which any shares of Series A Preferred Stock are first issued pursuant to the Stock Purchase Agreement, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

                        (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one percent (1%) of the Conversion Price, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4) of this Section 4(d), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                        (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                        (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock then outstanding, irrespective of any accounting treatment.

                        (E) In the case of the issuance (whether before, on or after the May 1, 2000) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

                (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)).

                (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                        (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                        (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or (4).

                (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Company after May 1, 2000, other than:

                        (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof; or

                        (B) up to an aggregate of 85,000,000 shares of Common Stock (which number shall be subject to either a proportionate increase or decrease, as the case may be, in the event of a stock subdivision or combination effected by charter amendment) issuable to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Company directly or pursuant to a stock option, restricted stock or other employee plan approved by the Board of Directors of the Company;

                        (C) Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

                        (D) Common Stock issued upon the exercise of any warrant or convertible security of the Company outstanding as of the date of the filing of this Certificate of Designation;

                        (E) The issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise and on terms which in the good faith judgement of the Board of Directors of the Company are fair to the Company and are approved by the holders of a majority of the then outstanding shares of Series A Preferred; and

                        (F) Series A Preferred Stock issued pursuant to a dividend payment as described in Section 1(b) hereof.

                (iii) In the event the Company should at any time or from time to time after May 1, 2000 fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                (iv) If the number of shares of Common Stock outstanding at any time after May 1, 2000 is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

                        (e)     Other Distributions.  In the event the Company
                                -------------------
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

                        (f)     Recapitalizations.  If at any time or from time
                                -----------------
to time there shall be a recapitalization of the Common Stock provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                        (g)     No Impairment.  The Company will not, by
                                -------------
amendment of its Certificate of Incorporation, this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                        (h)     No Fractional Shares and Certificate as to
                                ------------------------------------------
Adjustments.
-----------

                                (i)     No fractional shares shall be issued
upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                (ii)    Upon the occurrence of each adjustment
or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

                        (i)     Notices of Record Date.  In the event of any
                                ----------------------
taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                        (j)     Reservation of Stock Issuable Upon Conversion.
                                ---------------------------------------------
The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Certificate of Incorporation of the Company. In that regard, as of the date of the filing of this Certificate of Designation with the Delaware Secretary of State, the Company does not have a sufficient number of shares of Common Stock available under its Certificate of Incorporation to permit the full conversion of the outstanding shares of Series A Preferred. As a result, not later than September 30, 2000 (which date shall be subject to extension from time to time by the holders of a majority of the then outstanding shares of Series A Preferred) the Company agrees to amend its Certificate of Incorporation to increase the number of shares of authorized Common Stock to permit the full conversion of the shares of Series A Preferred outstanding from time to time.

                        (k)     Notices.  Any notice required by the provisions
                                -------
of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

        5.      Voting Rights.
        --      -------------

        (a)     General Voting Rights.  The holder of each share of Series A
        ---     ---------------------
Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

        (b)     Voting for the Election of Directors. The holders of Series A
        ---     ------------------------------------
Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis regardless of whether or not the Company has a sufficient number of shares of authorized Common Stock to permit the full conversion of the then outstanding shares of Series A Preferred) shall be entitled to elect the directors of the Company; provided, however, upon the occurance of an Event of a Default (as defined in this Section 5(b) below), for so long as a majority of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of a majority of the shares of Series A Preferred then outstanding shall be entitled to elect at least a majority of the directors of the Company and the Company will take such steps as shall be necessary under the circumstances to cause such election to take place.

        In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

        For all purposes of this Certificate of Designation, an "Event of Default" shall be deemed to have occurred if any of the events described in
Section 7.01 of that certain Preferred Stock Purchase Agreement dated as of May 1, 2000 among the Company, Bank of America, N. A., EnCap

Equity 1996 Limited Partnership, Energy Capital Investment Company PLC, El Paso Capital Investments, L.L.C., EF-II Holdings, LLC, Picosa Creek Limited Partnership, SETEX Oil Company, L.P., EnCap Equity 1994 Limited Partnership, and Encap Investments L.C. (the "Stock Purchase Agreement"), shall have occurred and be continuing.

        6.      Protective Provisions.  (a)  So long as any shares of Series A
        --      ---------------------
Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 80% of the then outstanding shares of Series A Preferred Stock:

                (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or, other than as described in
Section 6(b)(i) below, merge into or consolidate with any other corporation or entity (other than a wholly-owned subsidiary) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of;

                (ii) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock;

                (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over the Series A Preferred Stock with respect to dividends, liquidation, redemption or voting;

                (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or (B) the redemption of any share or shares of Series A Preferred Stock in accordance with Section 3; or

                (v) authorize any dividend or other distribution (other than a stock dividend) with respect to any capital stock of the Company, other than the stock or cash dividends payable to the holders of the Series A Preferred Stock as provided herein.

In all cases described in this Section 6(a), however, the Company shall have received from a nationally recognized investment banking firm selected by the Company and (so long as such parties remain beneficial owners of the Series A Preferred Stock) acceptable to Bank of America, N.A., EnCap Investments L.C., El Paso Capital Investments, L.L.C., Encap Equity 1994 Limited Partnership, and Encap Equity 1996 Limited Partnership, a written opinion indicating that such transaction is fair to each holder of Series A Preferred Stock from a financial point of view; provided, however, if such an opinion cannot be given or, at the sole option of the Company, will not be pursued, then the consent of the holders of 90% of the then outstanding shares of Series A Preferred Stock shall be required for any action described in this Section 6(a).

                (b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                (i) merge into or consolidate with any other corporation or entity (other than a wholly-owned subsidiary) if the Company shall have caused the Series A Preferred Stock to remain outstanding after the merger or consolidation and be convertible into the same consideration received by the holders of the Common Stock in the merger or consolidation;


                (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock (other than as necessary to distribute the dividend to the holders of the Series A Preferred Stock as described in Section (1)(b));

                (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a parity with the Series A Preferred Stock with respect to dividends, liquidation, redemption or voting; or

                (iv) amend the Company's Certificate of Incorporation or bylaws.

        7.      Status of Redeemed or Converted Stock.  All shares of Series A
        --      -------------------------------------
Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized, unissued shares of undesignated preferred stock available for issuance by the Company.

     IN WITNESS WHEREOF, this Certificate of Designation has been executed by the Vice President of the Company as of the 1st day of May, 2000.





                                AROC INC.



                                By:    Francis M. Munchinski, Vice President